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                                  EXHIBIT 4.10


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                          UNITED PETROLEUM CORPORATION
                              1997 AMENDMENT #2 TO
                         1994 STOCK AND STOCK BONUS PLAN

         The 1994 Stock Option and Stock Bonus Plan (the "Plan") of United Petroleum Corporation (the "Company") is hereby amended as follows:

         Paragraph 4(a) is hereby further amended to provide that the aggregate number of shares of Common Stock as to which Options and Bonuses may be granted from time to time under the Plan shall be increased from 4,700,000 to 5,700,000.

         This amendment to the Plan was approved by the Board of Directors of the Company on September 17, 1997. If this Amendment is not approved by the shareholders of the Company within 12 months of the date the Amendment was approved by the Board of Directors of the Company as required by Section 411(b)(1) of the Internal Revenue Code, this Amendment and any options granted thereunder shall be and remain effective, but the reference to Incentive Stock Options in the Plan shall be deleted and all options granted pursuant to this Amendment shall be Non-Qualified Stock Options pursuant to Section 7 of the Plan.